NEWS   from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Earnings per Share of $0.45 for the Second Quarter 2010

Houston, July 29, 2010 – Stewart Information Services Corporation (NYSE-STC) reported second quarter earnings per diluted share of $0.45 compared to a loss of $1.14 per diluted share in the second quarter 2009.  Year-to-date the loss per diluted share was $1.07 in 2010 compared to a loss per diluted share of $3.21 in the first half of 2009.

Contributing to our improvement in results for the second quarter of 2010 were profits from our direct operations which includes our lender services business and a $28.4 million decrease in charges attributable to title losses.  Profits before taxes and noncontrolling interests for the quarter increased from a loss of $16.1 million in the prior year quarter to a profit of $18.0 million, an improvement of $34.1 million on a $10.7 million increase in revenues ($3.2 million excluding the gains in the second quarter 2010 described below).  We have had no reserve strengthening charges for the last three quarters and agency defalcation losses greater than $1 million were greatly reduced to four reported in the last four quarters (averaging less than $2 million each).  Employee and other operating costs also contributed to the improvement in earnings compared to the prior year, declining 3.0 percent and falling from 45.6 percent of operating revenues to 43.7 percent.

	Second Quarter		Six Months
	2010 (a)	2009 (b)	2010 (a)	2009 (b)

Total revenues	$441.5	$430.8	$792.9	$744.2
Pretax earnings (loss) before noncontrolling interests	18.0	(16.1)	(11.8)	(50.5)
Income tax expense (c)	5.9	1.7	4.3	3.5
Net earnings (loss) attributable to Stewart	9.4	(20.6)	(19.5)	(58.2)
Net earnings (loss) per diluted share attributable to Stewart	0.45	(1.14)	(1.07)	(3.21)

(a)
Operating profits in the second quarter of 2010 included pretax gains of $6.3 million primarily relating to the monetization of internally developed software and $1.2 million relating to the buyout of a royalty agreement, as well as a pretax credit of $2.3 million relating to a change in the estimate of a previously recorded reserve for a legal matter.  The second quarter of 2010 also includes a $4.5 million pretax charge relating to adjustments to previously recorded large title losses.  The first quarter of 2010 includes a $1.2 million pretax gain on the sale of an interest in a subsidiary.

(b)
The second quarter of 2009 includes pretax charges of $19.2 million relating to title loss reserve strengthening adjustments for prior policy years and $22.2 million relating to several agency defalcations and large title losses offset by $6.6 million relating to recoveries of previously recognized title losses.  Also included in the second quarter of 2009 is a $2.9 million credit relating to a change in the estimate of a previously recorded reserve for a legal matter.  The first three months of 2009 include a pretax credit of $2.6 million relating to a recovery on a previously recognized agency defalcation, a pretax credit of $3.0 million for the settlement of a legal matter in the Company’s favor and a pretax charge of $8.9 million relating to the impairment of investment securities and other assets.

(c)
Income tax expense in 2009 and 2010 is related primarily to certain goodwill book/tax differences and taxes in foreign jurisdictions for our international operations.  The Company did not recognize an income tax benefit during the first quarter of 2010 or the first half of 2009 relating to its pretax loss due to the recording of a valuation allowance against deferred tax assets.

Total revenues rose 2.5 percent in the second quarter of 2010 compared to the same period in 2009, and operating revenues increased 1.3 percent.  Revenues from direct title operations decreased 6.7 percent in the second quarter of 2010 compared to the same period in the prior year.  Although total orders closed declined 25.9 percent, revenue per order increased 21.9 percent to $1,901.  This increase in overall revenue per order is due to the current quarter’s closings being more heavily weighted to purchase transactions rather than refinancing transactions. Revenues from agency operations increased 6.0 percent in the second quarter of 2010 compared to the second quarter of 2009, continuing the trend noted in the past three quarters of improvement in our independent agency channel.  Our lender services in the real estate information (REI) segment continue to perform very well, with revenue increasing 22.4 percent for the second quarter of 2010 compared to the second quarter of 2009.  Demand for loan modification services, a product introduced in the second quarter of 2009, continues to be strong.

Year-to-date total revenues for 2010 increased 6.5 percent compared to the same period in 2009.  Direct title revenues decreased 7.8 percent, agency title revenues rose 12.7 percent, and REI revenues increased 31.1 percent.

Title revenues for the quarter were positively impacted by the homebuyer tax credit, which required contracts to be signed by April 30, 2010 and (originally) closed by June 30, 2010.  However, the expiration of that credit as of April 30 negatively impacted orders for purchase transactions in May and June.  That decline was partially offset by an increase in refinancing orders due to record low mortgage interest rates.

On June 30, 2010, Congress extended the closing deadline on contracts that qualify for the homebuyer tax credit to September 30, 2010.  This extension should positively influence third quarter results, as we incurred processing expenses in the second quarter on orders that would not otherwise have closed and generated revenue.  An industry estimate is that overall 180,000 transactions remain to be closed in the third quarter of 2010 under the homebuyer tax credit.

Commercial title revenues grew 20.4 percent in the second quarter of 2010 to $23.0 million compared to the same quarter in the prior year and rose 17.8 percent from the first quarter of 2010.  International operations remained strongly profitable due to a significant increase in revenues and earnings in Canadian operations.  Since beginning operations in Canada in 1988, we have steadily gained market share in the populous eastern provinces, and we now hold a leading position among title insurance underwriters.

Agency retention increased 40 basis points to 83.2 percent of agency revenues for the second quarter of 2010 compared with 82.8 percent for the second quarter of 2009, but down slightly from 83.3 percent from the first quarter of 2010.  As noted in previous quarters, transactional volume improved in those states in which the agents have historically retained a greater share of revenue.  We are systematically decreasing agent retention in states where low remittances have impeded targeted profitability.

Employee costs were 27.9 percent of operating revenues for the second quarter of 2010, as compared to 29.0 percent in the second quarter of 2009.  We maintained appropriate staffing through June 30, 2010 to close the transactions resulting from the homebuyer tax credit.  Staffing levels are now being adjusted to reflect market activity.  In addition, we remain focused on achieving operational efficiencies, including the merger of three of our underwriters into Stewart Title Guaranty Company in the second quarter, which reduced ongoing expenses by almost $1 million annually.  We remain on schedule with the implementation of our enterprise resource planning system, which will result in further efficiencies in operating and employee costs.  We continue to consolidate operations into a centralized and shared services environment, aligning people, processes and technology to better provide customer interaction and reduce our cost structure.

While we believe that title claims are trending downward, claims payments in the second quarter relating to prior year claims continued at elevated levels.  Including the impact of the charges described above, title losses and related claims for the second quarter of 2010 were 9.3 percent of title revenues as compared to 16.4 percent for the second quarter of 2009.  Previously canceled agents accounted for more than 27 percent of cash claim payments in the quarter.

Quarterly debt payments continued in the second quarter, and we expect existing bank debt to be retired early in the fourth quarter.

"Included in the quarter was a $6.3 million gain primarily relating to monetization of our technology investments," said Malcolm S. Morris, chairman and co-chief executive officer.  "This transaction not only resulted in a current-period gain, but it allows us continued access to the technology while achieving a significant reduction in ongoing expenses.  We anticipate further opportunities to monetize investments and reduce expenses relating to our proprietary technology and are aggressively pursuing these options.  We also reviewed our business model in all states, and are modifying our agency operations to become more profitable while strengthening agency services."

"We are pleased to have achieved operational profitability this quarter and year-to-date in our direct operations.  We are carefully monitoring our order volume and are prepared to implement further operational efficiencies commensurate with the level of transaction volumes," said Stewart Morris, Jr., president and co-chief executive officer.  "We have also enhanced sales activity to yield market share growth," added Morris.

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company.  Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets.  Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges.  More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance.  These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will" or other similar words.  Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements.  These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Revenues:
Title insurance:
Direct operations	171,200	183,582	300,705	326,119
Agency operations	230,453	217,423	433,024	384,193
Real estate information	26,659	21,773	38,201	29,138
Investment income	5,434	5,214	10,216	10,811
Investment and other gains (losses) – net	7,795	2,771	10,708	(6,040)
	441,541	430,763	792,854	744,221
Expenses:
Amounts retained by agencies	191,820	180,040	360,555	317,456
Employee costs	119,532	122,434	233,635	237,140
Other operating expenses	67,694	70,500	132,081	137,274
Title losses and related claims	37,449	65,843	63,786	85,863
Depreciation and amortization	5,677	7,163	11,613	14,861
Interest	1,394	912	2,952	2,091
	423,566	446,892	804,622	794,685

Earnings (loss) before taxes and noncontrolling interests	17,975	(16,129)	(11,768)	(50,464)
Income tax expense	5,863	1,738	4,325	3,537
Net earnings (loss)	12,112	(17,867)	(16,093)	(54,001)
Less net earnings attributable to noncontrolling interests	2,684	2,774	3,442	4,244
Net earnings (loss) attributable to Stewart	9,428	(20,641)	(19,535)	(58,245)

Net earnings (loss) per diluted share attributable to Stewart	0.45	(1.14)	(1.07)	(3.21)
Average number of dilutive shares (000)	22,920	18,183	18,289	18,168

Segment information:
Title revenues	414,882	408,990	754,653	715,083
Title pretax earnings (loss) before noncontrolling interests	5,438	(25,861)	(25,761)	(55,319)

REI revenues	26,659	21,773	38,201	29,138
REI pretax earnings before noncontrolling interests	12,537	9,732	13,993	4,855

Selected financial information:
Cash (used) provided by operations	(7,960)	5,601	5,643	(21,353)
Title loss payments - net of recoveries	36,711	34,929	74,766	71,458
Other comprehensive earnings	1,843	13,229	3,833	9,159

Number of title orders opened (000):
April	38.1	55.7
May	32.3	46.3
June	35.7	40.7
Quarter	106.0	142.7

Number of title orders closed (000): Quarter	77.3	104.4

			June 30 2010	Dec 31 2009
Stockholders’ equity			447,926	462,066
Number of shares outstanding (000)			18,367	18,232
Book value per share			24.39	25.34

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)
	June 30	December 31
	2010	2009
Assets:
Cash and cash equivalents	125,621	97,971
Cash and cash equivalents – statutory reserve funds	15,312	18,129
Total cash and cash equivalents	140,933	116,100

Short-term investments	27,953	24,194
Investments – statutory reserve funds	395,174	386,235
Investments – other	49,177	79,969
Receivables – premiums from agencies	42,056	42,630
Receivables – other	68,191	103,153
Allowance for uncollectible amounts	(21,223)	(20,501)
Property and equipment	66,596	70,633
Title plants	77,401	78,421
Goodwill	206,933	212,763
Intangible assets	8,651	6,406
Other assets	70,712	67,150
Investments – pledged, at fair value	–	202,007

	1,132,554	1,369,160

Liabilities:
Notes payable	13,926	19,620
Convertible senior notes payable	64,251	64,163
Line of credit, secured by pledged investments	–	202,007
Accounts payable and accrued liabilities	94,863	101,881
Estimated title losses	492,162	503,475
Deferred income taxes	19,426	15,948

	684,628	907,094

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	146,827	145,530
Retained earnings	276,580	296,116
Accumulated other comprehensive earnings	14,793	10,960
Treasury stock	(4,330)	(4,330)
Stockholders’ equity attributable to Stewart	433,870	448,276
Noncontrolling interests	14,056	13,790
Total stockholders' equity	447,926	462,066

	1,132,554	1,369,160